Exhibit 10.15

FIRST AMENDMENT TO

LICENSE, FUNDING AND OPERATIONAL AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) to the License, Funding and Operational Agreement between Mid-Atlantic BioTherapeutics, Inc. (“Licensor”) and Curative Biotechnology, Inc. (“Licensee”) executed October 1, 2021 for a COVID-19 Vaccine (the “Agreement”), is made by Licensor and Licensee,

WITNESSETH:

WHEREAS, the Licensor and Licensee previously executed the Agreement; and

WHEREAS, the Licensor and Licensee wish to amend the Agreement as set forth herein,

NOW, THEREFORE, Licensor and Licensee amend the Agreement as follows:

1.	Amendments to the Agreement. The following Sections of the Agreement are amended and restated as follows:

a.	Section 12 of the Agreement entitled “Term and Termination”, shall be deleted in its entirety and replaced with the following:

“Initial Funding. Licensee shall provide Licensor $10,000,000 for the initial funding of the Project which is the subject of this Agreement in a reasonable time frame to accomplish the initiation of the Project in a timely fashion.”

2.	Additional Changes. All other provisions of this Agreement, including Sections 12.1, 12.2, 12.3 and 12.4 shall remain unchanged and in full force and effect except as is necessary to amend in order to effect the transactions contemplated herein, which such changes are hereby approved by all Parties.

3.	Final Agreement. This Amendment represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements. There are no unwritten oral agreements between the parties.

IN WITNESS WHEREOF, the Parties have executed this Amendment this 31st day of December, 2021.

LICENSOR		LICENSEE

Mid-Atlantic BioTherapeutics, Inc.		Curative Biotechnology, Inc.

/s/ David Horn		/s/ Richard Garr
By:	David Horn, M.D.	Richard Garr